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                      ASSIGNMENT AND ASSUMPTION OF CONTRACT

         THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT, dated as of the 26th day of July 2002, between Smith Barney Fund Management LLC, a Delaware limited liability company ("Assignor") and Salomon Brothers Asset Management Inc, a Delaware corporation ("Assignee").

         WHEREAS, Assignor is a party to the investment advisory agreement relating to the account listed on Annex A (the "Agreement") and wishes to assign such Agreement to the Assignee.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

         1. Assignment. Assignor does hereby assign to Assignee all rights, interests and benefits of the Assignor under the Agreement.

         2. Assumption. Assignee hereby accepts the foregoing assignment of the Agreement and assumes and undertakes to discharge, perform and be liable for such obligations of Assignor under the Agreement for the period beginning on the date hereof.

         3. Consent. If the account party to which the Agreement relates executes the acknowledgment on the signature page hereto, such acknowledgment shall release Assignor from any and all obligations under the Agreement for the period beginning on the date hereof.

         4. Miscellaneous. This Assignment and Assumption may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Assignment and Assumption as of the date first written above.

SALOMON BROTHERS ASSET                       SMITH BARNEY FUND
MANAGEMENT INC                               MANAGEMENT LLC

By:_________________________________              By:___________________________
Name:                                                   Name:
Title:                                                  Title:


Acknowledged and Agreed
as of the date hereof:

Greenwich Street Series Fund, on behalf of:
Salomon Brothers Variable Money Market Fund (formerly Money Market Portfolio)


By: ________________________________
Name:
Title:

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                                     ANNEX A

Investment advisory agreement between Greenwich Street Series Fund and Smith Barney Fund Management LLC with respect to:

Salomon Brothers Variable Money Market Fund (formerly Money Market Portfolio)